Exhibit 1

Australia’s First Bank

Annual General Meeting
Brisbane
14 December 2006

The Westpac Annual General Meeting (“AGM”) will be held in the Ballroom Le Grand at the Sofitel Brisbane, 249 Turbot Street, Brisbane, on Thursday, 14 December 2006, commencing at 1.30pm (Brisbane time), with registration from 12.30pm. See back cover for directions on how to get to the Sofitel Brisbane.

The following documents relate to the AGM:

•                             Notice of Meeting for the AGM, including explanatory notes and Questions from Shareholders form;

•                             Proxy Form and return envelope; and

•                             a copy of either the Concise Annual Report or the full Annual Report.

The documents enclosed in this mailing will depend on what communication elections you have made.

If you are attending the AGM in Brisbane and have not lodged a proxy, please bring the Proxy Form with you. The bar code on it will assist with registration. It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM in Brisbane, you can lodge a completed Proxy Form by returning it in the enclosed return envelope or by one of three alternative delivery options:

•                             online via the Link Market Services Limited website;

•                             by facsimile; or

•                             by hand delivery to the Westpac registry.

Please be aware that the Proxy Form needs to be received by the share registry, by whatever lodgement option that you choose, no later than 2.30pm Sydney time or 1.30pm Brisbane time on Tuesday, 12 December 2006.

Further detail on lodging your Proxy Form can be found on the reverse of the Proxy Form.

Westpac is committed to providing access to information for all shareholders. Accessibility features for the AGM are detailed on the next page.

The AGM will be transmitted live to an information meeting to be held at:

Sofitel Wentworth Sydney, on Thursday, 14 December 2006, commencing at 2.30pm (Sydney time).

See next page for details.

Shareholders please note:

You can only vote by attending the AGM in Brisbane, or by lodging a valid Proxy Form before the AGM.

If attending the information meeting in Sydney you will be able to ask questions but you will NOT be able to vote at that meeting.

To assist those who are unable to attend the AGM in Brisbane, Westpac has made the following arrangements:

Information meeting in Sydney

The AGM in Brisbane will be transmitted live to an information meeting in the Grand Ballroom at Sofitel Wentworth Sydney, commencing at 2.30pm (Sydney time), with registration from 1.30pm, on Thursday, 14 December 2006. See back cover for directions on how to get to Sofitel Wentworth Sydney.

At the information meeting you will be able to observe the AGM proceedings and ask questions but you will not be able to vote at the AGM. If you wish to vote on any resolution you must either attend the AGM in Brisbane, or lodge a valid Proxy Form.

Webcast

The AGM will be webcast live on the internet, accessible via www.westpac.com.au/investorcentre. The webcast will include Auslan (Australian Sign Language) coverage of the proceedings. An archived version will also be placed on the website to enable the AGM proceedings to be viewed at a later time.

Podcasting

The Chairman’s and Chief Executive Officer’s speeches from the AGM will also be made available as downloadable Podcast files. For details of what a Podcast is and how to access it for playback on a computer or a portable MP3 player, go to www.westpac.com.au/investorcentre and click on Podcasts.

Accessibility

The following accessibility features will be available at both the Brisbane and Sydney venues:

•                             Level access for people with mobility impairment - refer to back cover for details;

•                             Auslan (Australian Sign Language);

•                             A hearing loop for people who have difficulty hearing; and

•                             Assistance if required for people with vision impairment.

Questions from shareholders

To provide the opportunity to ask questions of the Board, Westpac is offering the facility for shareholders to submit questions in advance of the AGM. Questions should relate to matters that are relevant to the AGM, such as the financial reports, remuneration report, the resolutions being put to the meeting, general questions regarding the performance of Westpac and questions of the auditor. Questions received will be collated and the Chairman will seek to answer as many of the most frequently asked questions as possible during the AGM. Questions may be submitted on the AGM question form enclosed or online via our share registry’s website. See the question sheet for details of how to submit questions.

Notice of meeting

The Annual General Meeting of Westpac Banking Corporation (‘Westpac’) will be held in the Ballroom Le Grand at the Sofitel Brisbane, 249 Turbot Street Brisbane, on Thursday, 14 December 2006 at 1.30pm (Brisbane time).

Business

1. Financial Reports

To lay before the Annual General Meeting the Annual Financial Report, Directors’ Report and Audit Report of Westpac for the year ended 30 September 2006, for shareholders to consider.

2. Election of Directors

To consider and, if thought fit, pass the following resolutions as ordinary resolutions:

(a)                     “That Carolyn Judith Hewson, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation.”

(b)                    “That Peter David Wilson, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation.”

(c)                     “That Elizabeth Blomfield Bryan, being a Director appointed since the last Annual General Meeting and who offers herself for election pursuant to Article 9.7 of the Constitution, be elected as a Director of Westpac Banking Corporation.”

3. Non-Executive Directors’ Remuneration

To consider and, if thought fit, pass the following resolution as an ordinary resolution:

“That the yearly maximum sum available to Non-executive Directors of Westpac Banking Corporation as remuneration for their services be increased from $2.5 million to $3.0 million, from the year commencing 1 January 2007, to be divided amongst them in a manner they may determine.”

Votes disregarded – As required by the Listing Rules of the Australian Stock Exchange Limited, Westpac will disregard any votes cast on Resolution 3 by any Director of Westpac or any of his or her associates. However, Westpac will not disregard any such vote if it is cast by a Director as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or if it is cast by the Chairman of the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

4. Westpac Equity-Based Reward Plans

To consider and, if thought fit, to pass the following resolutions as ordinary resolutions:

(a)                     “That approval is given for the establishment of an equity-based reward plan, to be called the Westpac Reward Plan (WRP), for the provision of long term incentives to employees of Westpac and its subsidiaries.”

(b)                    “That approval is given for the establishment of an equity-based reward plan, to be called the Restricted Share Plan (RSP), for the provision of a retention benefit to employees of Westpac and its subsidiaries.”

Votes disregarded - As required by the Listing Rules of the Australian Stock Exchange Limited, Westpac will disregard any votes cast on Resolutions 4(a) and 4(b) by any Director of Westpac (except one who is ineligible to participate in any employee incentive scheme in relation to Westpac) or any of his or her associates. However, Westpac will not disregard any such vote if it is cast by any

Director as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or if it is cast by the Chairman of the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

5. Remuneration Report – Non-binding Vote

To adopt the annual Remuneration Report for Westpac for the year ended 30 September 2006.

By order of the Board of Directors.

/s/ Richard Willcock
Richard Willcock, Secretary Sydney, 8 November 2006

Notes:

(1)                     Under regulation 7.11.37 of the Corporations Regulations 2001, the Board of Directors of Westpac, as convenor of this meeting, has determined that all persons holding shares at 7.00pm (Australian Eastern Daylight Saving Time) on Tuesday, 12 December 2006 will be taken to be shareholders for the purposes of this meeting.

(2)                     A shareholder entitled to attend and vote is entitled to appoint a proxy or, where that shareholder is entitled to two or more votes, two proxies. Where two proxies are appointed, the appointments may specify the number or proportion of votes to be exercised by each proxy. If no number or proportion of votes is specified in the appointments, each proxy may (disregarding fractions) exercise one half of that shareholder’s votes.

(3)                     A proxy need not be a shareholder.

(4)                     The accompanying explanatory notes form part of the notice of meeting.

(5)                     To be effective, the Proxy Form (together with the original of the power of attorney or other authority, if any, or a certified copy of that power or authority under which the proxy is signed) must be received at the share registry of Westpac no later than 2.30pm Sydney time and 1.30pm Brisbane time on Tuesday, 12 December 2006. Proxies must be received before that time via one of the following methods:

Online:

Log onto the Link Market Services Limited’s website (www.linkmarketservices.com.au) and follow the instructions. You will need to input your Securityholder Reference Number (SRN) or Holder Identification Number (HIN) as well as your surname (or company name) and postcode.

By post:	Link Market Services Limited Locked Bag A6015 Sydney South NSW 1235 Australia

By delivery:	Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000

By facsimile:	In Australia: 02 9287 0309 From outside Australia: + 61 2 9287 0309

Explanatory Notes

(in relation to items of business in the notice of meeting)

Item 1: Financial Reports

The Corporations Act 2001 (“Corporations Act”) requires the Directors’ Report, the Audit Report and the Financial Reports of Westpac for the year ended 30 September 2006 to be laid before the Annual General Meeting.

Shareholders will have the opportunity to raise questions about these reports at the meeting, though, in accordance with the Corporations Act and Westpac’s Constitution, there is no need for shareholders to vote on, approve or adopt those reports.

Item 2: Election of Directors

The offices that may be filled by election at the ACM are:

•                             the office of any Non-executive Director who, pursuant to Articles 9.2 and 9.3 of the Constitution, retires by rotation at this meeting.

There are three Directors who are retiring by rotation at this meeting, Helen Ann Lynch, Carolyn Judith Hewson and Peter David Wilson.

Helen Lynch will retire at the conclusion of the meeting and is not offering herself for re-election, having been a Director of Westpac for 9 years. The Board has adopted a maximum tenure policy for Non-executive Directors of three terms of three years.

Carolyn Hewson and Peter Wilson both offer themselves for re-election; and

•                             the office of any Director appointed after the last AGM and before this meeting pursuant to Article 9.7 of the Constitution. Elizabeth Blomfield Bryan is in this category having been appointed on 6 November 2006.

There are no other candidates.

2(a) Re-election of Carolyn Judith Hewson

Carolyn Hewson has been a Director of Westpac since February 2003.Carolyn is a Director of AGL Energy Limited and holds Board and advisory roles with the Royal Humane Society, YWCA NSW and the Australian Charities Fund and is patron of The Neurosurgical Research Foundation.

Carolyn is Chair of the Board Audit Committee and a Member of each of the Board Risk Management, Board Remuneration and Board Nominations Committees.

Carolyn has had 17 years experience in the finance sector and was an Executive Director of Schroders Australia Limited between 1989 and 1995.

Carolyn’s directorships of other listed entities in the past three years have been CSR Limited and the Australian Gaslight Company.

Following a peer review, the Board recommends that shareholders vote in favour of Ms Hewson’s re-election to the Board.

2(b) Re-election of Peter David Wilson

Peter Wilson has been a Director of Westpac since October 2003. Peter is Chairman of Global Equities Market Securities Limited. He is a Director of each of The Colonial Motor Company Limited, Hill Country Corporation Limited and Kermadec Property Fund Limited, and Member of the New Zealand Exchange Limited Discipline body.

Peter is a Member of each of the Audit, Risk Management and Corporate Responsibility and Sustainability Committees.

Peter is a chartered accountant and formerly a partner with Ernst & Young, with extensive experience in banking, business establishment, problem resolution, asset sale and management of change functions. Peter was a Director and (from 1991) Chairman of Trust Bank New Zealand Limited, which Westpac acquired in 1996.

Peter’s directorships of other listed entities in the past three years have been Director of Westpac (NZ) Investments Limited (previously listed in New Zealand), and a Director of Urbus Properties Limited.

Following a peer review, the Board recommends that shareholders vote in favour of Mr. Wilson’s re-election to the Board.

2(c) Election of Elizabeth Blomfield Bryan

Elizabeth Bryan was appointed as a Director of Westpac on 6 November 2006. Elizabeth is a director of each of Caltex Australia, Ridley Corporation, Australasian Medical Insurance; a trustee of Unisuper Limited and Chair of Unisuper’s Investment Committee.

Elizabeth has over 30 years experience in the financial services industry, government policy and administration, and on the boards of companies and statutory organisations. Prior to becoming a professional director she served for six years as Managing Director of Deutsche Asset Management and its predecessor organisation, NSW State Superannuation Investment and Management Corporation.

The Board recommends that shareholders vote in favour of Ms Bryan’s election to the Board.

Item 3: Non-Executive Directors’ Remuneration

Shareholder approval is sought to increase the Non-executive Directors’ fee pool by $0.5 million to $3.0 million. The upper limit on aggregate Non-executive Directors’ remuneration (known as the fee pool) was last approved by shareholders at the 2003 Annual General Meeting.

It is proposed this yearly maximum sum be effective from the year commencing 1 January 2007.

The Directors are seeking shareholder approval to increase the fee pool for the following reasons:

•                             the workloads of Non-executive Directors are significant by virtue of the scale and complexity of Westpac’s operations. Since 2003, the workloads have grown due to the substantial increase in new regulatory and financial reporting requirements;

•                             to provide for additional remuneration for Non-executive Directors being appointed to key Westpac subsidiaries to meet regulatory, business or market requirements. The Board has and intends to continue to appoint Non-executive Directors to key subsidiaries increasing the workload for those Directors;

•                             to allow for some growth in Non-executive Directors’ remuneration in future years to reflect market competitiveness for Non-executive Directors with the skills and experience which are most relevant to Westpac’s business strategy; and

•                             to create some scope to appoint additional Non-executive Directors as a step in the planned succession for serving Non-executive Directors. (Any casually appointed Non-executive Director must stand for election at the next AGM).

Acknowledging shareholder group concerns, the Board has adopted the approach of seeking prudent increases in the Non-executive Directors’ fee pool limit, on an incremental and more frequent basis.

If shareholders approve increasing the fee pool, the maximum aggregate sum payable to Westpac’s Non-executive Directors will be $3.0 million. When reviewing Non-executive Directors’ fees, the Board seeks the advice of independent remuneration consultants for the purpose of checking that Westpac’s approach is appropriate having regard to market practice. The remuneration of Non-executive Directors for the year ended 30 September 2006 is detailed in the Remuneration Report.

Because every Director has an interest, either immediately or contingently, in the outcome of the proposed resolution, none of them wishes to make a recommendation to shareholders about the proposed resolution.

Item 4: Westpac Equity-Based Reward Plans

Westpac’s remuneration framework offers a mix of short-term employment benefits (such as fixed remuneration and short-term incentive), post-employment benefits (superannuation) and equity-based reward plans.

The Board believes that equity-based rewards are a key tool in enabling the achievement of superior and sustainable performance for shareholders.

Following an extensive review of Westpac’s equity-based reward structures shareholder approval is sought for two new plans: the Westpac Reward Plan (WRP) and the Restricted Share Plan (RSP), Directors, including the Managing Director, are not eligible to participate in either of the new plans. The plans are specifically focused on driving long-term performance and retention of key employees.

The WRP is a share option plan where vesting is dependent upon achieving total shareholder return hurdles. The RSP is a share plan where share allocation depends on individual performance measures and share vesting depends on remaining employed by Westpac for a period determined by the Board. The shares received in accordance with the new plans will either be issued or bought on market at the discretion of the Board.

The Board is seeking shareholder approval for the WRP and the RSP in accordance with the Australian Stock Exchange Corporate Governance Council’s Best Practice Recommendations.

In addition, if shareholders approve the WRP and RSP, approval is also sought under ASX Listing Rule 7.2 which provides an exception for the issue of shares under an employee incentive scheme provided, within three years before the date of issue, the shareholders have approved the issue of shares under the plan. In the absence of such an approval the issue can still occur but is counted as part of the 15% limit which otherwise applies during any 12 month period,

4(a)              Proposed equity-based reward plan – Westpac Reward Plan (WRP)

The WRP’s purpose is to provide Westpac with a mechanism for driving superior long term performance. It is targeted at Westpac’s most senior management, being those executives and selected senior managers (as determined by the Board from time to time) in Australia and overseas (Eligible Senior Employees) whose responsibilities provide them with the opportunity to significantly influence long term shareholder value. This group is limited to a maximum of 100 employees.

Each Eligible Senior Employee who is eligible to receive an invitation to participate in the plan will have a pre-determined long-term incentive target communicated at the beginning of the performance year. At the time of the annual remuneration review, Eligible Senior Employees may be invited to participate in the WRP, with any invitation being performance dependent and subject to discretion.

Total Shareholder Return (TSR) is the basis for the performance hurdles as it ensures a link to shareholder value creation, and is considered to be the appropriate measure over the long term. Westpac’s TSR relative to that of comparator companies is used to ensure Westpac executives are only rewarded when Westpac outperforms. Vesting only occurs if Westpac’s performance exceeds that of at least half the comparator companies and the maximum reward requires performance within the top 25% of comparator companies. External consultants measure Westpac’s TSR performance relative to a comparator group, adjusting for any capital events. Westpac’s aim is to deliver superior TSR compared to similar companies. The comparator group for TSR comparisons for the new plan focuses on 10 financial sector peers.

The key features of the WRP are provided in the table below. The full plan rules are available from Westpac’s share registry Link Market Services Limited on request and in the investor relations section of the Westpac website at www.westpac.com.au/investorcentre.

Instrument	Performance options, with an exercise price set at the time of invitation based on the prevailing market price of Westpac shares.

Performance measurement

Relative total shareholder return (Relative TSR) compared to a ranking group of the top 10 of the largest 13 Australian banking and financial sector companies by market capitalisation at the time of grant. As at 1 August 2006, the ranking group consisted of AMP Limited, Australia and New Zealand Banking Group Limited, AXA Asia Pacific Holdings Limited, Commonwealth Bank of Australia, Insurance Australia Group Limited, Macquarie Bank Limited, National Australia Bank Limited, Promina Group Limited, St George Bank Limited, Suncorp-Metway Limited.

Performance	Initial performance testing after three years, with further testing at 4 years and 5 years.
testing
Securities vest on the first test date only if the TSR ranking is at or above median and vesting increases at subsequent test dates only if the TSR ranking has improved.

Vesting

Relative TSR must be at or above median of the ranking group for vesting to occur. Full vesting occurs if relative TSR is at (or exceeds) the 75th percentile of the ranking group, scaling down on a straight line basis to 50% vesting for median performance.

Lapse of securities	Securities will lapse where an employee leaves the Westpac Group before the securities vest due to resignation or dismissal, unless the Board determines otherwise.

Securities (whether vested or unvested) will also lapse where an executive acts fraudulently or dishonestly or where an employee is in material breach of their obligations under the plan or to Westpac, unless the Board determines otherwise.

Any securities remaining unvested at the final test date lapse immediately.

Expiry date of vested options	10 years from date of grant.

The vesting framework has been designed to strengthen the performance link over the longer term. Vesting results are locked in at each test date, and any securities that do not vest continue to be subject to performance hurdles. This model encourages executives to focus on performance over the full five year period.

4(b)              Proposed equity-based reward plan - Restricted Share Plan (RSP)

The RSP will be used by Westpac in a number of circumstances. First, it will provide an instrument for retaining Australian-based employees below general manager level identified as a key resource. Such employees will be considered annually for a RSP grant if they are a consistently high performer, assessed as “high potential” through a formal talent management program, or in a critical role where they have a direct impact on Westpac’s delivery of strategic objectives. Shares granted are generally restricted for three years.

Second, special purpose awards will also be made from time to time where an additional retention incentive is required to new employees below general manager level and also made as sign-on or retention awards for Eligible Senior Employees. The restriction period for shares granted pursuant to a special purpose award will be between 1 and 3 years.

Third, the retention incentive offered by the RSP is also intended to be utilised for compulsory short term incentive (bonus) deferral for Group Executives and general managers, and also other key personnel. Executives will be required to defer a fixed percentage of their short term incentive into RSP shares, generally restricted from sale for two years.

The key features of the RSP are provided in the table below, with the plan rules available from Westpac’s share registry, Link Market Services Limited and in the investor relations section of the Westpac website at www.westpac.com.au/investorcentre.

Instrument	Restricted Westpac ordinary shares held in the RSP in the participant’s name.

Performance criteria	Grant subject to strict performance criteria related to key employee or critical role.

Vesting

All shares vest at the expiry of the restriction period, subject to continued employment with the Westpac Group, or earlier in the case of retirement, death or total and permanent disablement, There is a provision for pro-rata vesting in cases such as retrenchment, change of control of Westpac, where an employee’s company ceases to be a Westpac Group company or in limited circumstances where an employee leaves through mutual agreement.

Forfeiture of shares

Unvested shares are forfeited where an employee resigns from the Westpac Group within the restriction period, unless the Board determines otherwise. Shares (whether vested or unvested) are also forfeited where an employee acts fraudulently or dishonestly or where an employee is in material breach of their obligations to Westpac, unless the Board determines otherwise.

Maximum holding period	10 years from the date of grant.

Dividends and voting rights	Shares granted under the RSP rank equally with ordinary Westpac shares.

Retention for offshore employees will be managed separately, through the existing Westpac Performance Plan, which is more suitable for the varying conditions of Westpac’s offshore locations.

The Board recommends that shareholders vote in favour of Resolutions 4a and 4b as they are in the best interests of shareholders, as both new plans strengthen the link between performance and remuneration and provide a tool to assist in the retention of all employees critical to Westpac’s success.

Item 5: Remuneration Report-Non-binding Vote

The Annual Report for the year ended 30 September 2006 contains a Remuneration Report (“Report”) which:

•                             sets out the remuneration policy for Westpac,

•                             highlights the link between pay and corporate performance, and

•                             reports on the remuneration arrangements in place for the Chief Executive Officer, senior management, and Non-executive Directors.

The Report is available on pages 56 to 71 of the Concise Annual Report and in the annual report section of the website at www.westpac.com.au/investorcentre

Shareholders will be asked to vote on a resolution to adopt the Report at the AGM. The vote on the resolution is advisory only and does not bind the Board or Westpac. However, the Board will take the outcome of the vote into consideration when considering the remuneration policy for Directors and executives in the future.

The Board recommends shareholders vote in favour of Resolution 5.

Statement Pursuant to Section 249P of the Corporations Act 2001

Westpac Banking Corporation (“Westpac”) has received the following statement pursuant to section 249P of the Corporations Act 2001. The required number of at least 100 signatures of members of Westpac who are entitled to vote at a general meeting, has been received. Under the Corporations Act Westpac is required to send this statement to all Westpac shareholders.

This statement was provided to Westpac by Paul Schroder, National Secretary of the Finance Sector Union on behalf of the members signing the statement.

By publishing this statement, Westpac does not make any representations as to its truth or accuracy.

“Shareholders concerned about risks to reputation arising out of Global Outsourcing

We are concerned about the impact of Global Outsourcing strategies of companies in the Australian finance industry, that could result in Australian based jobs and customer databases being sent offshore.

As shareholders in Westpac, we are concerned that such strategies can affect a company’s reputation particularly with respect to:

•                             employees losing their jobs;

•                             the future of employment and skills in the finance industry; and

•                             the security and privacy of consumers’ sensitive financial data.

The potential nature and scale of global outsourcing is massive. In 2005 the OECD predicted that over 70% of all Australian finance sector jobs could be performed offshore(1) – this would equate to over 200,000 jobs. This would greatly exceed the number of full time banking jobs lost during the 1990’s as a consequence of restructuring and the closure over 2,200 retail branches.

We recognise that Westpac has worked extremely hard over recent years to improve its relationship with customers and has invested in the retail branch network to recover the deterioration associated with that period of branch closures and cost cutting.

It is critical that the Board of Westpac consider all the potential risks that could arise out of Global Outsourcing and avoid any potential future damage to its brand, reputation and relationships with staff, communities and consumers.

Staff concerns

Westpac staff, as key stakeholders in the company, are concerned about the impact of Global Outsourcing that results in jobs, skills and future opportunities going offshore. This could have serious impacts on the morale of staff.

Consumer concerns

We are mindful of research recently conducted by McNair Ingenuity(2) that clearly demonstrates that Australian consumers are concerned about Global Outsourcing and that it could influence their decisions about their banking relationships. The results of that survey were as follows:

(1)                     OECD, 2005. Potential Offshoring of ICT-Intensive using occupations

(2)                     McNair Ingenuity, May 2006. Attitudes to Offshore Labour

•                             96% agree that Australian companies have a responsibility to invest in Australian jobs and skills;

•                             82% agree that they would consider changing to a different bank, if they knew that their bank was sacking Australian workers and sending their jobs offshore;

•                             85% support the call for the Federal Government to require banks to inform customers if they are storing personal information overseas;

•                             91% agree that their personal information should not be stored offshore without written permission;

•                             85% were concerned for the security of their personal data if it moves offshore.

There is an array of customer identity, privacy and data security issues that emerge when sensitive data is processed or stored offshore beyond the reach of domestic legislative protection.

Into the Future

As shareholders, we appreciate that this is an extremely complex issue and requires careful strategic consideration by the Board of Westpac.

This requires thorough scrutiny by the Board of any future strategy that could result in a significant transfer of banking functions and the elimination of a number of Australian based jobs. Such an outcome may not be in the long term interests of the company and its shareholders.

Accordingly, in the interests of mitigating any risks to the reputation of the Bank, we encourage the Board to engage with key stakeholders, including staff and their representatives, consumers and other relevant members of the community on Global Outsourcing issues.”

Dated: 23 October 2006

Westpac’s Response to Statement to Shareholders on Global Sourcing

Enclosed with the Notice of Meeting pursuant to Section 249P of the Corporations Act 2001

The Board and management believe that global sourcing, or “offshoring” (as it is sometimes called), is an important subject which is being considered by many Australian and New Zealand businesses. Westpac’s Board and management believe that it is helpful for shareholders to understand how Westpac approaches offshoring.

Processes that have been sourced through specialised offshore providers by banks and other companies include information technology (IT), business back office processes, and customer call centres. While Westpac will not consider offshoring Australian or New Zealand call centres, we will consider the business case for offshoring some IT and other back office processes to ensure that we remain fully competitive, access the best skills, and deliver the best possible services to customers.

The following simple principles will guide our consideration of offshoring.

1.                         We will not move call centres in Australia or New Zealand offshore.

•                            Only staff based in Australia or New Zealand will talk to Australian or New Zealand customers.

2.                         We will always do the right thing for affected employees.

•                            We will support every affected person to find a role at Westpac or assist with other career options.

•                            We will protect salary levels for any redeployed people as a result of offshoring.

•                            We will provide relocation assistance if a person accepts an available role in another state or regional centre.

•                            We won’t require people to take roles that are fundamentally different.

3.                         We will always protect our customers’ privacy.

•                            We will insist that offshoring suppliers fully adhere to the privacy laws which apply to Westpac and to Westpac’s privacy policies.

4.                         We will keep Australia or New Zealand critical customer data and related computer systems and servers in Australia and New Zealand.

5.                         We will insist that security and access controls in offshoring suppliers are as good as or better than Westpac’s internal security and access controls.

•                            We will monitor security standards in all offshore supplier locations.

6.                         We will insist that all of our offshoring suppliers respect and support international conventions on human rights and labour standards.

7.                         We will keep our employees informed of our decisions.

Offshoring of activities is a sensitive issue for all shareholders, for our employees, and for many Australian and New Zealand businesses. The Board and management believe that if Westpac is to remain competitive, offshoring requires thoughtful consideration and evaluation. Where offshoring proves to be in long-term best interests of our company, then we will take this step. However, shareholders and our people can rest assured that we will be guided by the principles which are described above.

2 November 2006

Westpac AGM goes green

This year’s AGM will be powered by 100% renewable energy. Through Climate Friendly (www.climatefriendly.com) we have purchased enough Green Power – clean, renewable energy – to power our event.

How to get to the AGM in Brisbane

Location

The Ballroom Le Grand, Level 2,
Sofitel Brisbane
249 Turbot Street, Brisbane, Queensland.

Where it is

The Sofitel Brisbane is centrally located in Brisbane, in the city block bounded by Turbot, Ann, Edward and Creek Streets. It can be accessed via entrances in either Turbot Street or Ann Street. Access to the Ballroom Le Grand on Level 2 is via the escalators or the lifts from the ground floor reception area.

Mobility impaired access

There is level access off the Turbot Street entrance, then via the lifts to Level 2.

By public transport

By train	The nearest train station, Central Station, is located beneath the hotel.
By bus	There are a few bus routes that pass either Queen Street mall or Central Train station.
By car	There is a hotel car park available to attendees for a fee. An alternate option is the Wickham Terrace car park opposite Sofitel Brisbane on Turbot Street.

How to get to the information meeting in Sydney

Location

Grand Ballroom, Level 3,
Sofitel Wentworth Sydney
61-101 Phillip Street, Sydney

Where it is

61-101 Phillip Street is situated between Hunter and Bent Streets, opposite Chifley Square. Access to the Grand Ballroom on Level 3 is via the escalator to the right of the reception desk or via the lifts located to the left of reception.

Sofitel Wentworth Sydney can also be accessed from Bligh Street, between Hunter and Bent Streets. This would be the shortest route if coming from the George Street/Wynyard direction. Take the lift, on the left of the entrance, to Level 3.

Mobility impaired access

There is level access off both Phillip Street and Bligh Streets then via the lifts to Level 3.

By public transport

By train

The nearest train station is Martin Place station. It is about five minutes walk to the Phillip Street entrance of the hotel. Wynyard Station is about ten minutes walk away from the Bligh Street entrance.

By bus	For bus services in the CBD area, eg. along Elizabeth, George or York Streets, alight at the stop nearest Hunter Street and then proceed to 61-101 Phillip Street.
By car	Car parking for a fee is available at public car parks in and around the CBD area, subject to availability.

If you need any further information regarding the AGM, please contact Link Market Services Limited on 1800 804 255, or from outside Australia on + 61 2 8280 7070.